Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of PayPal Holdings, Inc. of our report dated February 7, 2019, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the changes in presentation of certain operating expenses on the consolidated statements of income discussed in Note 1, as to which the date is September 16, 2019, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in PayPal Holding’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ PricewaterhouseCoopers LLP

San Jose, California

January 7, 2020